Exhibit 99.1

Continental Resources, Inc. Announces Senior Management Transition

Industry Veteran Rick Bott Joins Continental as President and Chief Operating Officer

Jeff Hume to Serve as Vice Chairman of Strategic Growth Initiatives

OKLAHOMA CITY, May 14, 2012—Continental Resources, Inc. (CLR) today announced a transition in senior management, reflecting the Company’s high rate of growth and continued focus on exploration and oil production.

Jeff Hume, the Company’s President and Chief Operating Officer, will assume the role of Vice Chairman of Strategic Growth Initiatives. Rick Bott will succeed Mr. Hume as President and Chief Operating Officer. The leadership changes will be effective June 4, 2012.

“As we grow the Company and add shareholder value, we continue to build out a world-class management team,” said Chairman and Chief Executive Officer Harold Hamm. “Jeff and I have worked together for 29 years. He has done an outstanding job as President and has been integral to Continental’s success. In his new role, he will provide valuable leadership on issues that have increasing impact on our success as the Company rapidly grows in size and scope.”

Rick Bott most recently served as Executive Director and Chief Operating Officer of Cairn India Limited, a publicly listed company and member of the Nifty Fifty of the India National Stock Exchange. Mr. Bott has over 27 years of global exploration and production experience leading integrated organizations, developing new business and focusing on cross-cultural leadership development. Earlier, Mr. Bott served in Devon Energy Corporation’s International Division, where he was Vice President responsible for developing and implementing exploration strategy. He also served as President of Ocean Egypt Companies and as President of Ocean Yemen Corporation and held a number of international management and technical positions with British Gas and Tenneco.

“We are thrilled to round out our executive team with someone of Rick Bott’s caliber. He is a geologist who shares my passion for oil exploration. His extensive experience will enable Continental to deliver on key Company objectives. Cairn India is a world-class leader in oil development, and under his leadership, Cairn India increased oil production from 65,000 barrels of oil per day to 175,000 Bopd,” said Mr. Hamm.

“It has been my good fortune to have worked in a number of companies that have capitalized on the strength of a talented work force, built world-class assets and applied innovative technologies and visionary leadership. I see these same factors coming together at Continental Resources, and I feel privileged to join this cohesive organization with solid financials and am excited about helping to achieve real growth and long-term shareholder value,” Mr. Bott said.

About Continental Resources

Continental Resources is a Top 10 petroleum liquids producer in the United States and the largest leaseholder in the nation’s premier oil play, the Bakken Play of North Dakota and Montana. Based in Oklahoma City, the Company also has a leading presence in the Anadarko Woodford Play of Oklahoma and the Red River Units Play of North Dakota, South Dakota and Montana. Founded in 1967, Continental’s growth strategy has focused on crude oil since the 1980s. The Company reported total revenues of $1.6 billion for 2011 and is ahead of plan to triple production and proved reserves from 2009 to 2014. Visit www.CLR.com for more information.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.

Investors Warren Henry, VP Investor Relations 405-234-9127 Warren.Henry@CLR.com	Media Kristin Miskovsky, VP Public Relations 405-234-9480 Kristin.Miskovsky@CLR.com